Exhibit 99.1

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300

The Middleby Corporation to Acquire AGA Rangemaster Group plc

July 15, 2015 (Elgin, Ill.) — The Middleby Corporation (NASDAQ: MIDD) announced today the terms of a recommended cash acquisition of AGA Rangemaster Group plc (“AGA”) for £1.85 per share. The proposed transaction represents an equity value of approximately £129.2 million GBP or approximately $200 million USD.

AGA is a leading manufacturer of residential kitchen equipment including ranges, ovens and refrigeration.  The AGA portfolio of premium brands in the kitchen appliance sector includes AGA, Rangemaster, Mercury, Falcon, Marvel, Stanley and La Cornue.  Headquartered in Leamington SPA (U.K.), AGA has approximately $400 million in annual revenues and more than 2,500 employees worldwide.

“The addition of AGA’s world class brands, product range and manufacturing capability to our existing portfolio will further strengthen Middleby’s global reach and enhance our position as a leader in the premium segment for residential kitchen equipment,” said Selim A. Bassoul, Chairman and Chief Executive Officer of The Middleby Corporation. “We believe this transaction will provide meaningful synergies as we build upon the combined strengths both Middleby and AGA. We will leverage the existing sales, service and manufacturing capabilities of AGA with the Middleby market expertise, product innovation and well established global distribution network.”

On a GAAP reported basis, Middleby estimates the acquisition to be accretive to 2016 earnings.

It is intended the acquisition will be implemented by means of a Court sanctioned scheme of arrangement (“Scheme”) under part 26 of the UK Companies Act 2006. The acquisition is conditional on, among other things the approval of AGA shareholders.  The transaction is expected to close in the third quarter, subject to customary closing conditions and regulatory approvals.

Middleby will finance the transaction under its current $1.0 billion revolving credit facility.

Morgan Stanley acted as the financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP was the legal advisor to Middleby on the transaction.

More information on the AGA Rangemaster Group plc, please visit www.agarangemaster.com

Conference Call

A conference call has been scheduled for 12:30 pm ET/11:30 am CT on July 15, 2015 to discuss the AGA acquisition. Participants can access the call and materials at www.middleby.com under the Investor Relations tab or dial (877) 303-6993 from the U.S. or (760) 666-3611 from locations outside of the U.S.

and enter PIN 85341950#. Materials related to the acquisition will be posted to the Middleby website at www.middleby.com in advance of the call.

A playback will be available approximately one hour after the call by dialing (404) 537-3406 and entering 85341950#.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company’s leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Giga®, Goldstein® , Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch’n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, NuVu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Viking®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, MaurerAtmos®, MP Equipment®, Processing Equipment Solutions®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include Brigade®, Jade®, TurboChef®, Viking® and U-Line®. In 2014, The Middleby Corporation was named a Fastest Growing Company by Fortune Magazine.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com

Contact: Darcy Bretz (847) 429-7756

Tim FitzGerald (847) 429-7744